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                                  EXHIBIT 99.1

CAUTIONARY STATEMENT FOR PURPOSES OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    From time to time, in both written reports and in oral statements by the Company's senior management, expectations and other statements are expressed regarding future performance of the Company. These forward-looking statements are inherently uncertain and investors must recognize that events could turn out to be different than such expectations and statements. Key factors impacting current and future performance are discussed in the Company's Annual Report on Form 10-K with which this Exhibit is filed and other filings with the Securities and Exchange Commission (the "Commission"). In addition to such information in the Company's Annual Report on form 10-K and its other filings with the Commission, the following risk factors should be considered in evaluating the Company and its business, as well as in reviewing forward-looking statements contained in the Company's periodic reports filed with the Commission and in oral statements made by the Company's senior management. The Company's actual results could differ materially from such forward-looking statements due to material risks, uncertainties and contingencies, including, without limitation, those set forth below.

STRINGENT GOVERNMENT REGULATION

    The Company's products are subject to extensive regulation by the Food and Drug Administration (the "FDA") and, in some jurisdictions, by state and foreign governmental authorities. In particular, the Company must obtain specific clearance or approval from the FDA before it can market new products or certain modified products in the United States. With the exception of one product, the Company has, to date, obtained FDA marketing clearance only through the 510(k) premarket notification process. Certain products under development and future product applications, however, will require approval through the more rigorous Premarket Approval application ("PMA") process. The process of obtaining such clearances or approvals can be time consuming and expensive, and there can be no assurance that all clearances or approvals sought by the Company will be granted or that FDA review will not involve delays adversely affecting the marketing and sale of the Company's products. The Company is required to adhere to applicable regulations setting forth current Good Manufacturing Practices ("GMP") which require that the Company manufacture its products and maintain its records in a prescribed manner with respect to manufacturing, testing and control activities. In addition, the Company is required to comply with FDA requirements for labeling and promotion of its products. Failure to comply with applicable federal, state or foreign laws or regulations could subject the Company to enforcement action, including product seizures, recalls, withdrawal of clearances or approvals, and civil and criminal penalties, any one or more of which could have a material adverse effect on the Company. Medical device laws and regulations with similar substantive and enforcement provisions are also in effect in many of the foreign countries where the Company does business. Federal, state and foreign laws and regulations regarding the manufacture and sale of medical devices are subject to future changes. No assurance can be given that such changes will not have a material adverse effect on the Company.

SIGNIFICANT COMPETITION AND CONTINUAL TECHNOLOGICAL CHANGE

    The markets for medical devices are highly competitive. The Company currently competes with many companies in the development and marketing of catheters and related medical devices. Some of the Company's competitors have access to greater financial and other resources than the

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Company.  Furthermore, the markets for medical devices are characterized by rapid product development and technological change. The present or future products of the Company could be rendered obsolete or uneconomical by technological advances by one or more of the Company's current or future competitors. The Company's future success will depend upon its ability to develop new products and technology to remain competitive with other developers of catheters and related medical devices. The Company's business strategy emphasizes the continued development and commercialization of new products and the enhancement of existing products for the critical care and interventional procedure markets. There can be no assurance that the Company will be able to continue to successfully develop new products and to enhance existing products, to manufacture these products in a commercially viable manner, to obtain required regulatory approvals or to gain satisfactory market acceptance for such products.

COST PRESSURES ON MEDICAL TECHNOLOGY AND PROPOSED HEALTH CARE REFORM

    The Company's products are purchased principally by hospitals, hospital networks and hospital buying groups. Although the Company's products are used primarily for non-optional medical procedures, the Company believes that the overall escalating cost of medical products and services has led and will continue to lead to increased pressures upon the health care industry to reduce the cost or usage of certain products and services, which has included and will continue to include those of the Company. In the United States, these cost pressures are leading to increased emphasis on the price and cost-effectiveness of any treatment regimen and medical device. In addition, third party payors, such as governmental programs, private insurance plans and managed care plans, which are billed by hospitals for such health care services, are increasingly negotiating the prices charged for medical products and services and may deny reimbursement if they determine that a device was not used in accordance with cost-effective treatment methods as determined by the payor, was experimental, unnecessary or used for an unapproved indication. In international markets, reimbursement systems vary significantly by country. Many international markets have government managed health care systems that control reimbursement for certain medical devices and procedures and, in most such markets, there also are private insurance systems which impose similar cost restraints. There can be no assurance that hospital purchasing decisions or government or private third party reimbursement policies in the United States or in international markets will not adversely affect the profitability of the Company's products.

    In recent years, several comprehensive health care reform proposals have been introduced in the U.S. Congress. While none of these proposals have to date been adopted, the intent of these proposals was, generally, to expand health care coverage for the uninsured and reduce the rate of growth of total health care expenditures. In addition, certain states have made significant changes to their Medicaid programs and have adopted various measures to expand coverage and limit costs. Implementation of government health care reform and other efforts to control costs may limit the price of, or the level at which reimbursement is provided for, the Company's products. Similar initiatives to limit the growth of health care costs, including price regulation, are also underway in several other countries in which the Company does business. The Company anticipates that Congress, state legislatures, foreign governments and the private sector will continue to review and assess alternative health care delivery and payment systems. The Company cannot predict what additional legislation or regulation, if any, relating to the health care industry may be enacted in the future or what impact the adoption of any federal, state or foreign health care reform, private sector reform or market forces may have on its business. No assurance can be given that any such reforms will not have a material adverse effect on the medical device industry in general, or the Company in particular.

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DEPENDENCE ON PATENTS AND PROPRIETARY RIGHTS

    The Company owns numerous U.S. and foreign patents and has several U.S. and foreign patent applications pending. The Company also has exclusive license rights to certain patents held by third parties. These patents relate to aspects of the technology used in certain of the Company's products. From time to time, the Company is subject to legal actions involving patent and other intellectual property claims. Successful litigation against the Company regarding its patents or infringement by the Company of the patent rights of others could have a material adverse effect on the Company. In addition, there can be no assurance that pending patent applications will result in issued patents or that patents issued to or licensed-in by the Company will not be challenged or circumvented by competitors or found to be valid or sufficiently broad to protect the Company's technology or to provide it with any competitive advantage. The Company also relies on trade secrets and proprietary technology that it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to the Company's trade secrets.

    There has been substantial litigation regarding patent and other intellectual property rights in the medical devices industry. Historically, litigation has been necessary to enforce certain patent and trademark rights held by the Company. Future litigation may be necessary to enforce patent and other intellectual property rights belonging to the Company, to protect trade secrets or know-how owned by the Company or to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of the Company and others. Any such litigation could result in substantial cost to and diversion of effort by the Company. Adverse determinations in any such litigation could subject the Company to significant liabilities to third parties, could require the Company to seek licenses from third parties and could prevent the Company from manufacturing, selling or using certain of its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

    The Company generates significant sales outside the United States and is subject to risks generally associated with international operations, such as unexpected changes in regulatory requirements, tariffs, customs, duties and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political risks, fluctuations in currency exchange rates, foreign exchange controls which restrict or prohibit repatriation of funds, technology export and import restrictions or prohibitions, delays from customs brokers or government agencies and potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws, which could materially adversely impact the success of the Company's international operations. As its revenues from its international operations increase, an increasing portion of the Company's revenues and expenses are denominated in currencies other than U.S. dollars, and changes in exchange rates could have a greater effect on the Company's results of operations. There can be no assurance that such factors will not have a material adverse effect on the Company's future operations and, consequently, on the Company's business, results of operations and financial condition. In addition, there can be no assurance that laws or administrative practices relating to regulation of medical devices, taxation, foreign exchange or other matters of countries within which the Company operates will not change. Any such change could have a material adverse effect on the Company's business, financial condition and results of operations.

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POTENTIAL PRODUCT LIABILITY

    The Company's business exposes it to potential product liability risks which are inherent in the testing and marketing of catheters and related medical devices. The Company's products are often used in intensive care settings with seriously ill patients. In addition, many of the medical devices manufactured and sold by the Company are designed to be implanted in the human body for long periods of time and component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks with respect to these or other products manufactured or sold by the Company could result in an unsafe condition or injury to, or death of, the patient. The occurrence of such a problem could result in product liability claims and/or a recall of, or safety alert relating to, one or more of the Company's products. There can be no assurance that the product liability insurance maintained by the Company will be available or sufficient to satisfy all claims made against it or that the Company will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. Product liability claims or product recalls in the future, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on the Company's business or reputation or on its ability to attract and retain customers for its products.

RISKS ASSOCIATED WITH DERIVATIVE FINANCIAL INSTRUMENTS

    As a partial hedge against adverse fluctuations in exchange rates, the Company periodically enters into foreign currency exchange contracts with certain major financial institutions. By their nature, all such contracts involve risk, including the risk of nonperformance by counterparties. Accordingly, losses relating to these contracts could have a material adverse effect upon the Company's business, financial condition and results of operations. The Company's policy prohibits the use of derivative instruments for speculative purposes.

DEPENDENCE ON KEY MANAGEMENT

    The Company's success depends upon the continued contributions of key members of its senior management team, certain of whom have been with the Company since its inception in 1975. Accordingly, loss of the services of one or more of these key members of management could have a material adverse effect on the business of the Company. None of these individuals has an employment agreement with the Company.

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